Exhibit 99.1

Shake Shack Announces Second Quarter 2017 Financial Results
- Second Quarter Total Revenue Grew 37.4% to $91.3 Million -
- System-wide Year-Over-Year Unit Growth of 41% -
- Net Income Increased 25.0% and Adjusted EBITDA Grew Over 36% in the Second Quarter -

NEW YORK, NY (Business Wire) — August 3, 2017 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported its financial results for the second quarter ended June 28, 2017, a period that included 13 weeks.
Financial Highlights for the Second Quarter 2017:

▪	Total revenue increased 37.4% to $91.3 million.

▪	Shack sales increased 36.6% to $88.0 million.

▪	Same-Shack sales decreased 1.8%.

▪	Operating income increased 31.4% to $11.7 million, or 12.9% of total revenue.

▪	Shack-level operating profit*, a non-GAAP measure, increased 27.6% to $25.3 million, or 28.8% of Shack sales.

▪	Net income increased 25.0% to $8.2 million and net income attributable to Shake Shack Inc. was $4.9 million, or $0.19 per diluted share.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 36.4% to $19.4 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 38.7% to $7.3 million, or $0.20 per fully exchanged and diluted share.

▪	Seven net system-wide Shack openings, including four domestic company-operated Shacks and three net licensed Shacks.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income, and adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated “The team posted another strong quarter of growth on both the top and bottom line, increasing total revenue over 37% and adjusted EBITDA over 36%.  We added seven net new system-wide Shacks in both new and current markets, continuing the growth of our licensed business at home and abroad. Shacks outside of our comp base represented $24.5 million in increased revenue partially offset by a decline in same-Shack sales, but sequentially improved from last quarter.  Even considering the same-Shack sales decline, coming from our small base of 37 Shacks, we’re reiterating our revenue growth targets for the year, our development schedule and the strength of our Shack-level operating profit.  We’re incredibly excited about the recently announced agreement we executed to open Shake Shacks in Hong Kong and Macau, as we build on the strength of our Asian business with an eye towards China and further development through the region.  We’re also proud of the technology, personalized marketing and menu innovation initiatives we’ve launched to date and, as we look to the future, we’re focused on investing in these key areas and the tremendous growth ahead of us."

Development Highlights
During the quarter, the Company opened four domestic company-operated Shacks, including the Company's first Shack in Lexington, Kentucky, as well as Shacks in Melville, New York, Chicago at the West Loop and Orlando at the Florida Mall. Additionally, the Company opened two domestic licensed Shacks, which included a Shack at the Minute Maid Park in Houston and LAX Airport, as well as two additional international licensed Shacks in South Korea.

Location	Type	Opening Date
Melville, NY — Melville	Domestic Company-Operated	March 30
Houston, TX — Minute Maid Park	Domestic Licensed	March 30
Seoul, South Korea — Doota Mall	International Licensed	April 6
Seoul, South Korea — AK Plaza	International Licensed	May 5
Lexington, KY — The Summit at Fritz Farm	Domestic Company-Operated	May 11
Chicago, IL — West Loop	Domestic Company-Operated	May 24
Orlando, FL — Florida Mall	Domestic Company-Operated	May 30
Los Angeles, CA — LAX Airport Terminal 3	Domestic Licensed	June 28
Subsequent to the end of the quarter, the Company opened its third domestic company-operated Shack in the Las Vegas market in Henderson and its fourth international licensed Shack in Japan in the Shinjuku area.
Second Quarter 2017 Review
Total revenue, which includes Shack sales and licensing revenue, increased 37.4% to $91.3 million in the second quarter of 2017, from $66.5 million in the second quarter of 2016. Shack sales for the second quarter of 2017 were $88.0 million compared to $64.4 million in the same quarter last year, an increase of $23.6 million, or 36.6%, due primarily to the opening of 24 new domestic company-operated Shacks, partially offset by same-Shack sales decline of $0.9 million. Licensing revenue for the second quarter was $3.3 million, an increase of 60.4% from $2.1 million in the same quarter last year, due primarily to the opening of new licensed Shacks and $0.5 million of previously deferred royalty revenue recognized in connection with the initial publication of the Shake Shack book.
Same-Shack sales decreased 1.8% for the second quarter of 2017 versus 4.3% growth in the second quarter last year. The decline in same-Shack sales consisted of a 4.3% decrease in guest traffic partially offset by a combined increase in price and sales mix of 2.5%. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the second quarter of 2017, the comparable Shack base included 37 Shacks versus 21 Shacks for the second quarter of 2016.
Average weekly sales for domestic company-operated Shacks decreased to $92,000 for the second quarter of 2017 compared to $102,000 the same quarter last year, primarily due to the addition of more Shacks at various volumes into the system.
Shack-level operating profit, a non-GAAP measure, increased 27.6% to $25.3 million for the second quarter of 2017 from $19.9 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 200 basis points to 28.8%, primarily due to increased labor and related expenses resulting from increases in hourly wages that were implemented at the end of fiscal 2016, investments in our management team to support future growth and the addition of more Shacks at various volumes into the system. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $9.7 million for the second quarter of 2017 from $7.5 million in the same quarter last year. The increase was primarily driven by higher payroll expense from increased headcount at the home office to support future growth plans, costs incurred in connection with the company's executive transition and the recognition of previously deferred costs related to the initial publication of the Shake Shack book. As a percentage of total revenue, general and administrative expenses decreased to 10.6% for the second quarter of 2017 from 11.3% in the second quarter last year, primarily due to the increased levels of Shack sales.
Net income attributable to Shake Shack Inc. was $4.9 million, or $0.19 per diluted share, for the second quarter of 2017, compared to $3.3 million, or $0.14 per diluted share, for the same period last year.
Adjusted EBITDA, a non-GAAP measure, increased 36.4% to $19.4 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 20 basis points to 21.2% compared to 21.4% for the year ago period. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, increased 38.7% to $7.3 million, or $0.20 per fully exchanged and diluted share during the second quarter of 2017, compared to $5.2 million, or $0.14 per diluted share during the second quarter of 2016. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Updated 2017 Outlook
For the fiscal year ending December 27, 2017, the Company is providing the following financial outlook:

▪	Total revenue between $351 million and $355 million.

▪	Same-Shack sales decrease of between -2% and -3% (vs. flat to prior year), which includes approximately 1.5% to 2% of menu price increases taken at the end of December 2016.

▪	Between 23 and 24 new domestic company-operated Shacks to be opened in fiscal 2017, with average annual sales volumes of at least $3.4 million (vs. $3.3 million).

▪	Increase to 15, net new licensed Shacks to be opened in fiscal 2017 (vs. 12, net).

▪	Shack-level operating profit margin between 26.5% and 27.5%.

▪	General and administrative expenses between $38 million and $40 million.

▪	Depreciation expense of approximately $22 million.

▪	Interest expense between $1.6 million and $2.0 million.

▪	Adjusted pro forma effective tax rate between 40% and 41% (excluding the impact from the recognition of windfall tax benefits related to the adoption of ASU 2016-09).
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2017 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (888) 233-8011 or for international callers by dialing (719) 325-4770. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 3548537. The replay will be available until August 10, 2017.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer. Effective December 29, 2016, the Company changed its methodology for calculating same-Shack sales whereby Shacks enter the comparable base at the beginning of their 25th full fiscal month, whereas previously they entered at the beginning of their 105th full fiscal week. Prior period amounts have been restated to conform to the current period methodology.
"Average unit volumes" or "AUVs" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUVs are calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.

“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations. Effective September 28, 2016, the Company no longer excludes pre-opening costs from its computation of adjusted EBITDA. Prior period amounts have been restated to conform to the current period computation methodology.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 18 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2017, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements, except that the safe harbor provisions of the PSLRA do not apply to any forward-looking statements relating to the operations of any of the Company's partnerships or limited liability companies. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2016, as amended, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 28, 2017		June 29, 2016		June 28, 2017		June 29, 2016
Shack sales	$88,003	96.4%	$64,406	96.9%	$162,158	96.5%	$116,559	96.6%
Licensing revenue	3,313	3.6%	2,066	3.1%	5,907	3.5%	4,078	3.4%
TOTAL REVENUE	91,316	100.0%	66,472	100.0%	168,065	100.0%	120,637	100.0%
Shack-level operating expenses(1):
Food and paper costs	24,712	28.1%	18,104	28.1%	45,886	28.3%	33,136	28.4%
Labor and related expenses	22,426	25.5%	15,262	23.7%	42,886	26.4%	28,424	24.4%
Other operating expenses	8,486	9.6%	5,979	9.3%	16,151	10.0%	10,898	9.3%
Occupancy and related expenses	7,043	8.0%	5,209	8.1%	13,219	8.2%	9,532	8.2%
General and administrative expenses	9,678	10.6%	7,496	11.3%	18,148	10.8%	14,380	11.9%
Depreciation expense	5,258	5.8%	3,404	5.1%	10,006	6.0%	6,510	5.4%
Pre-opening costs	1,876	2.1%	2,085	3.1%	4,291	2.6%	4,110	3.4%
Loss on disposal of property and equipment	100	0.1%	—	—%	113	0.1%	—	—%
TOTAL EXPENSES	79,579	87.1%	57,539	86.6%	150,700	89.7%	106,990	88.7%
OPERATING INCOME	11,737	12.9%	8,933	13.4%	17,365	10.3%	13,647	11.3%
Other income, net	198	0.2%	23	—%	393	0.2%	46	—%
Interest expense	(366)	(0.4)%	(91)	(0.1)%	(669)	(0.4)%	(178)	(0.1)%
INCOME BEFORE INCOME TAXES	11,569	12.7%	8,865	13.3%	17,089	10.2%	13,515	11.2%
Income tax expense	3,385	3.7%	2,316	3.5%	5,043	3.0%	3,615	3.0%
NET INCOME	8,184	9.0%	6,549	9.9%	12,046	7.2%	9,900	8.2%
Less: net income attributable to non-controlling interests	3,305	3.6%	3,251	4.9%	4,900	2.9%	5,140	4.3%
NET INCOME ATTRIBUTABLE TO SHAKE SHACK INC.	$4,879	5.3%	$3,298	5.0%	$7,146	4.3%	$4,760	3.9%

Earnings per share of Class A common stock:
Basic	$0.19		$0.15		$0.28		$0.22
Diluted	$0.19		$0.14		$0.27		$0.22
Weighted-average shares of Class A common stock outstanding:
Basic	25,798		22,553		25,587		21,453
Diluted	26,312		23,050		26,133		21,931

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	June 28, 2017	December 28, 2016
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$22,436	$11,607
Total assets	$578,256	$538,194
Total liabilities	$357,258	$336,841
Total equity	$220,998	$201,353

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 28, 2017	June 29, 2016	June 28, 2017	June 29, 2016
SELECTED OPERATING DATA:
Same-Shack sales growth(1)	(1.8)%	4.3%	(2.1)%	6.8%
Shacks in the comparable base(1)	37	21	37	21

Shack system-wide sales(2)	$133,847	$95,888	$249,275	$179,185

Average weekly sales
Domestic company-operated	$92	$102	$89	$96

Shack-level operating profit(3)	$25,336	$19,852	$44,016	$34,569
Shack-level operating profit margin(3)	28.8%	30.8%	27.1%	29.7%

Adjusted EBITDA(3)	$19,378	$14,204	$31,550	$23,644
Adjusted EBITDA margin(3)	21.2%	21.4%	18.8%	19.6%

Capital expenditures	$11,854	$12,420	$24,986	$26,548

Shack counts (at end of period):
System-wide	134	95	134	95
Domestic company-operated	75	51	75	51
Domestic licensed	9	6	9	6
International licensed	50	38	50	38

(1)
Effective December 29, 2016, the Company changed its methodology for calculating same-Shack sales whereby Shacks enter the comparable base at the beginning of their 25th full fiscal month, whereas previously they entered at the beginning of their 105th full fiscal week. Prior period amounts have been restated to conform to the current period methodology. The change in methodology had an immaterial impact to the same-Shack sales growth for the thirteen and twenty-six weeks ended June 29, 2016.

(2)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks.

(3)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 28, 2017	June 29, 2016	June 28, 2017	June 29, 2016
Operating income	$11,737	$8,933	$17,365	$13,647
Less:
Licensing revenue	3,313	2,066	5,907	4,078
Add:
General and administrative expenses	9,678	7,496	18,148	14,380
Depreciation expense	5,258	3,404	10,006	6,510
Pre-opening costs	1,876	2,085	4,291	4,110
Loss on disposal of property and equipment	100	—	113	—
Shack-level operating profit	$25,336	$19,852	$44,016	$34,569

Total revenue	$91,316	$66,472	$168,065	$120,637
Less: licensing revenue	3,313	2,066	5,907	4,078
Shack sales	$88,003	$64,406	$162,158	$116,559

Shack-level operating profit margin	28.8%	30.8%	27.1%	29.7%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	June 28, 2017	June 29, 2016(1)	June 28, 2017	June 29, 2016(1)
Net income	$8,184	$6,549	$12,046	$9,900
Depreciation expense	5,258	3,404	10,006	6,510
Interest expense, net	347	68	630	132
Income tax expense	3,385	2,316	5,043	3,615
EBITDA	17,174	12,337	27,725	20,157

Equity-based compensation	1,285	1,210	2,534	2,240
Deferred rent	302	657	527	1,247
Loss on disposal of property and equipment	100	—	113	—
Executive transition costs(2)	517	—	651	—
ADJUSTED EBITDA	$19,378	$14,204	$31,550	$23,644

(1)
Effective September 28, 2016, the Company no longer excludes pre-opening costs from its computation of Adjusted EBITDA. Adjusted EBITDA for the thirteen and twenty-six weeks ended June 29, 2016 has been restated to conform to the current period computation methodology.

(2)	Represents fees paid to an executive recruiting firm and a non-recurring signing bonus paid upon the hiring of the Company's chief financial officer.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands, except per share amounts)	June 28, 2017	June 29, 2016	June 28, 2017	June 29, 2016
Numerator:
Net income attributable to Shake Shack Inc.	$4,879	$3,298	$7,146	$4,760
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	3,305	3,251	4,900	5,140
Executive transition costs(2)	517	—	651	—
Income tax expense(3)	(1,432)	(1,310)	(1,753)	(1,853)
Adjusted pro forma net income	$7,269	$5,239	$10,944	$8,047

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	26,312	23,050	26,133	21,931
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	10,869	13,748	10,977	14,824
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,181	36,798	37,110	36,755

Adjusted pro forma earnings per fully exchanged share—diluted	$0.20	$0.14	$0.29	$0.22

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of non-controlling interests and the recognition of net income attributable to non-controlling interests.

(2)	Represents fees paid to an executive recruiting firm and a non-recurring signing bonus paid upon the hiring of the Company's chief financial officer.

(3)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 39.9% and 38.3% for the thirteen and twenty-six weeks ended June 28, 2017, respectively, and 40.9% and 40.5% for the and thirteen and twenty-six weeks ended June 29, 2016, respectively. Amounts include provisions for U.S. federal and certain state and local income taxes, assuming the highest statutory rates apportioned to each applicable state and local jurisdiction.